Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL, INC.

JUNE 5, 2019

GigCapital, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.     The name of the Corporation is “GigCapital, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 9, 2017 and an amended and restated certificate of incorporation was filed on December 7, 2017 (the “Original Certificate”).

2.     This Amendment to the Original Certificate (the “Amendment”), which amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.    This Amendment was duly adopted by the affirmative vote of the holders of at least sixty-five percent (65%) of the stock entitled to vote at a special meeting of stockholders in accordance with the provisions of Sections 222 and 242 of the DGCL.

4.    This Amendment shall become effective on the date of filing with the Secretary of State of Delaware.

5.    The text of Article IX, Section 9.1(b) of the Original Certificate is hereby amended and restated in its entirety to read as follows:

9.1(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on November 15, 2017, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 15 months from the closing of the Offering (or 24 months from the closing date of the Offering provided that GigAcquisitions, LLC (or its designees) must deposit into the Trust Account funds equal to one percent (1%) of the gross proceeds of the Offering (including such proceeds from the exercise of the underwriters’ over-allotment option, if exercised) in exchange for a non-interest bearing, unsecured promissory note), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to our pre-initial Business Combination activity and related stockholders’ rights (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Founders (as such term is defined in the Registration Statement), officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” The gross proceeds from the issuance of such promissory notes pursuant to subpart (ii) above of this Section 9.1(b) will be added to the proceeds from the Offering to be held in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this Article IX.

6.    The text of Article IX, Section 9.2(d) of the Original Certificate is hereby amended and restated in its entirety to read as follows:

9.2(d) In the event that the Corporation has not consummated an initial Business Combination within 15 months from the closing of the Offering (or 24 months from the closing date of the Offering provided that the deposit referenced in to subpart (ii) of Section 9.1(b) above shall be made), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

IN WITNESS WHEREOF, GigCapital, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL, INC.

By:	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer